25th Floor
700 W Georgia St | Vancouver, BC
Canada V7Y 1B3 | Tel 604 684 9151
Fax 604 661 9349 | www.farris.com

November 23, 2009

Glencore AG
Baarematttstrasse 3
CH-6341 Baar, Switzerland

Dear Sirs/Mesdames:

Re: PolyMet Mining Corp. – Financing by Glencore AG

We have acted as counsel to PolyMet Mining Corp., a British Columbia company (the "**Company**"), in connection with the offering and sale by the Company of an aggregate of 3,773,585 common shares (the "**Shares**") of the Company to Glencore AG, a body corporate existing under the laws of Switzerland (the "**Purchaser**"). The offering and sale of the Shares (the "**Offering**") is being made pursuant to a short form base shelf prospectus dated September 30, 2009 (the "**Canadian Base Prospectus**") that has been delivered to the Purchaser on or prior to the date hereof and filed with the securities commissions or similar authorities in British Columbia, Alberta and Ontario (the "**Canadian Regulators**"), together with a prospectus supplement dated November 18, 2009 (the "**Canadian Supplement**") to the Canadian Base Prospectus containing certain supplemental information regarding the Shares and terms of the Offering that has been delivered to the Purchaser on or prior to the date hereof and which has been filed with the Canadian Regulators in accordance with applicable securities laws (the Canadian Base Prospectus together the with the Canadian Supplement, is defined herein as the "**Canadian Prospectus**").

This opinion is being delivered to you in connection with the subscription agreement dated November 17, 2009 (the "**Subscription Agreement**") between the Company and the Purchaser. Capitalized terms used but not defined herein have the meanings given to such terms respectively in the Subscription Agreement.

We have also examined such statutes, public and corporate records, documents and considered such matters of law as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company dated November 23, 2009, a copy of which has been delivered to you, and have not sought to verify independently such matters. We have also relied upon and not sought to verify independently the representations and warranties as to factual matters contained in and made pursuant to sections 7-11 of the Subscription Agreement by the Purchaser thereto.

In rendering this opinion, we have assumed (i) the genuineness and authenticity of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to originals of all documents submitted to us as copies or facsimiles, and (iv) the accuracy, completeness and authenticity of certificates of public officials.

Whenever our opinion herein with respect to the existence or absence of facts or circumstances is qualified by the expression "to our knowledge" or "of which we are aware" or words to like effect, it is based solely on (i) the actual knowledge of our current partners and associate lawyers directly involved in, and obtained during the course of, representing the Company in connection with the matters contemplated by the Canadian Prospectus, and (ii) a review of the certificate of an officer of the Company dated November 23, 2009, a copy of which has been delivered to you.

We are qualified to practise law in British Columbia. Our opinion has been sought in respect to the laws of such jurisdiction and the federal laws of Canada applicable therein. We express no opinion with respect to the laws of any other jurisdiction. In particular, to the extent that the laws of British Columbia or the federal laws of Canada applicable therein would require the application of the laws of any other jurisdiction, no opinion is expressed as to the laws of such other jurisdiction.

In expressing the opinion in paragraph 1, we have relied exclusively upon a Certificate of Good Standing dated November 20, 2009 by the British Columbia Registrar of Companies, a copy of which has been delivered to you, and we have assumed such certificate continues to be accurate on the date hereof.

In expressing the opinion in paragraph 2, we have relied exclusively upon a letter dated November 20, 2009 and provided to us by Computershare Investor Services Inc., acting in its capacity as registrar and transfer agent to the Company, a copy of which has been delivered to you.

In expressing the opinion in paragraph 10, we have relied exclusively upon the conditional approval of the Toronto Stock Exchange (the "**TSX**") dated November 20, 2009, a copy of which has been delivered to you.

In expressing the opinion in paragraph 11, we have relied upon electronic searches made on November 20, 2009, by which the name of the Company was entered in searches of on-line directories entitled "Reporting Issuers List" and "Defaulting Issuers List" (stated to be current to as of November 20, 2009) maintained by the British Columbia Securities Commission on its website (www.bcsc.bc.ca).

We understand that the assumptions, qualifications and reliances expressed in the preceding paragraphs are satisfactory to you.

Based upon and relying on the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

Opinions

1. The Company exists as a company under the *Business Corporations Act* (British Columbia), and is, with respect to the filing of annual reports, in good standing with the Office of the Registrar of Companies for the Province of British Columbia.

2. The authorized capital of the Company consists of an unlimited number of common shares of which prior to the issuance of the Shares, 139,178,875 common shares were issued and outstanding.

3. The Company has the necessary corporate power and authority to carry on its business as conducted by it, as set out in the Company's Annual Report on Form 20-F (the "**Annual Report**") for the fiscal year ended January 31, 2009, as amended, and to own, lease and operate its property and assets as set out in such Annual Report.

4. The Company has the necessary corporate power and capacity, and has taken all necessary corporate action, to authorize the execution and delivery of the Subscription Agreement, and to perform its obligations thereunder.

5. The Subscription Agreement has been duly authorized, executed and delivered by the Company.

6. The choice of the laws of the State of New York (the "**Governing Law**") to govern the Subscription Agreement will be recognized and given effect by a British Columbia court (a "**BC Court**") in any proceedings that are properly brought in the BC Court to enforce the Subscription Agreement, provided that:

   (a) the choice of the Governing Law is *bona fide* and was not made with a view to avoid the consequences of the law of any other jurisdiction;

   (b) the choice of the Governing Law is not contrary to public policy ("**Public Policy**") under the laws of British Columbia and the laws of Canada applicable in British Columbia ("**British Columbia Law**"); and

   (c) the BC Court has discretion to decline to hear such action if it is contrary to Public Policy for it to do so, or if it is not the proper forum to hear such action, or if concurrent proceedings are being brought elsewhere;

   and in any such proceedings the BC Court will apply the Governing Law if specifically pleaded and proved in the BC Court except that:

   (d) the BC Court may decline to give effect to any Governing Law if to do so would be contrary to Public Policy;

(e) on matters governing procedure before the BC Court British Columbia Law will be applied; and

(f) the BC Court will not apply Governing Law which it characterizes as revenue, expropriatory, penal or similar laws.

7. A final and conclusive judgment *in personam* in an action with respect to the enforcement of the Subscription Agreement for a sum certain granted (a "**Foreign Judgment**") by a court in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York located in New York County, New York (the "**Foreign Court**") that is subsisting and unsatisfied and has not been stayed is enforceable in a BC Court by an action on such Foreign Judgment for the amount due under such Foreign Judgment:

(a) if such Foreign Judgment is obtained after valid service of process on the Company in accordance with the laws (the "**Foreign Law**") of the Foreign Jurisdiction;

(b) if the Foreign Court acted within its jurisdiction under the Foreign Law;

(c) if such Foreign Judgment is not impeachable as void or voidable or otherwise ineffective under the Foreign Law;

(d) if such Foreign Judgment was not obtained by fraud or any manner contrary to the rules of natural justice and the enforcement thereof would not be inconsistent with Public Policy;

(e) if the enforcement of such Foreign Judgment in British Columbia does not constitute, directly or indirectly against the Company, the enforcement of laws characterized by a BC Court as being a revenue, expropriatory, penal or similar law;

(f) if no new admissible evidence relevant to the action which is the subject matter of such Foreign Judgment and which the Company could not have ascertained is discovered or arises prior to the enforcement of such Foreign Judgment by the BC Court;

(g) if the action to enforce such Foreign Judgment is commenced and maintained in accordance with the procedural requirements of British Columbia law;

(h) if the action to enforce such Foreign Judgment is commenced against the Company within the applicable limitation periods under British Columbia law; and

(i) if no order affecting such Foreign Judgment has been made by the Attorney General of Canada under the *Foreign Extra-Territorial Measures Act* (Canada);

(j) if such Foreign Judgment was obtained by default:

(i) there was no manifest error going to the root of such Foreign Judgment; and

(ii) there is a real and substantial connection between the jurisdiction of the Foreign Court and the subject matter of the proceeding in which such Foreign Judgment was pronounced;

provided that the BC Court may stay the action because an appeal is pending or the time for appeal has not expired.

8. The Shares issuable to the Purchaser have been validly issued as fully paid and non-assessable common shares in the capital of the Company.

9. Neither the execution, nor the delivery, nor the performance by the Company of the Subscription Agreement conflicts with or will conflict with, effects or will effect a breach, or constitutes or will constitute a default under, any of the terms, conditions or provisions of the notice of articles or articles of the Company or any agreement or other instrument of which we are aware and to which the Company is a party or has the benefit of, or any judgment, writ, injunction, decree, order, award or ruling of any Court of the Province of British Columbia, arbitrator or governmental authority of Canada or the Province of British Columbia of which we are aware and to which the Company is subject.

10. The TSX has approved the listing of the Common Shares, subject to the terms and conditions specified in the letter from the TSX to us dated November 20, 2009.

11. The Company is a "reporting issuer" under the *Securities Act* (British Columbia) and is not included in the Issuers in Default List maintained by the BCSC.

12. All necessary documents have been filed, all requisite proceedings have been taken and all approvals, permits and consents of the appropriate regulatory authority for each of the Canadian Regulators have been obtained to qualify the distribution of the Shares in British Columbia, Alberta and Ontario.

<u>Qualifications</u>

1. The opinion expressed in paragraph 7 above, with respect to the enforceability in a BC Court of a Foreign Judgement by an action on such Foreign Judgment for the amount due under such Foreign Judgment, is subject to:

a) general principles of equity, including, without limitation, the availability of defences such as laches, waiver or estoppel and the power of the BC Court to stay proceedings and execution of judgments;

b) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting the rights of creditors generally; and

c) the qualification that a judgment of a BC Court will be given only in Canadian Dollars.

This opinion is intended for the sole benefit of the addressees and may not be made available to or relied upon by any other person, firm or entity without our prior written consent. This opinion is limited to the matters expressly set forth in this letter, and no opinion has been implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in any law that may hereafter occur.

Yours truly,

Farris, Vaughan, Wills & Murphy LLP